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Exhibit 99.1

Company Contact: Hank Pennington Director of Investor Relations (770) 657-6246

Superior Essex Announces Completion of
European Magnet Wire Joint Venture

        ATLANTA, GA, October 21, 2005—Superior Essex Inc. (NASDAQ: SPSX) today announced that it has finalized its European magnet wire joint venture with Nexans (NEXS.PA).

        Under terms of the agreement, Superior Essex paid approximately €15 million in cash and contributed the Company's U.K. magnet wire operations to the joint venture, which will also include the contributed assets of Nexans' European magnet wire business. As a result, Superior Essex now owns 60% of largest magnet wire producer in Europe. The joint venture, known as Essex Nexans, has a total magnet wire production capacity of more than 200 million pounds with 2004 combined pro forma revenues of more than $400 million.

        "We are very excited about the opportunities we see in European magnet wire through this partnership with Nexans," said Stephen Carter, Chief Executive Officer of Superior Essex. "We plan to aggressively pursue operating synergies within our combined European operations and are confident that over time we can improve operating margins. We also expect this transaction to be accretive to earnings in 2006."

        Superior Essex is now, on a consolidated basis, the largest magnet wire producer in the world, with a leading position in both North America and Europe and a developing presence in China. Together these three markets represent more than 60% of global magnet wire demand.

About Superior Essex
Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at www.superioressex.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: general economic, business and industry trends; spending reductions by the telephone industry; the migration of magnet wire demand to China; intense competition; risks in product and technology development; market acceptance of new products and continuing product demand; production and timing of customer orders; the impact of competitive products and pricing; changes in short-term interest rates and foreign exchange rates; fluctuations in the supply, availability and pricing of copper and other principal raw materials; a significant level of indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to realize the expected benefits of our acquisition of assets from Belden and Nexans, and of our joint venture in Europe with Nexans; our ability to identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004.

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  Exhibit 99.1